Exhibit 5.1

HUNTON & WILLIAMS LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TX 75202 TEL (214) 979-3000 FAX (214) 880-0011

June 30, 2017

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-3 (Registration No. 333-206678)

Ladies and Gentlemen:

We have acted as special counsel to General Motors Financial Company, Inc., a Texas corporation (the “Company”), and AmeriCredit Financial Services, Inc., a Delaware corporation (the “Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3ASR (Registration No. 333-206678) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, dated August 31, 2015, and the prospectus supplement, dated June 27, 2017, filed with the Commission on June 27, 2017 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $500,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2022 (the “Floating Rate Notes”), $1,250,000,000 aggregate principal amount of the Company’s 3.150% Senior Notes due 2022 (the “2022 Notes”) and $500,000,000 aggregate principal amount of the Company’s 4.350% Senior Notes due 2027 (the “2027 Notes,” and together with the Floating Rate Notes and the 2022 Notes, the “Notes”), which were offered and sold pursuant to an underwriting agreement, dated June 27, 2017, by and among the Company, the Guarantor and Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Lloyds Securities Inc. and SMBC Nikko Securities America, Inc., as representatives of the several underwriters named therein. The obligations of the Company under the Notes are guaranteed by the Guarantor (the “Guarantee”).

The 2027 Notes represent an additional issuance of 4.350% Senior Notes due 2027 of the Company, initially issued in an aggregate principal amount of $750,000,000 on January 17, 2017.

The Notes were issued pursuant to the Indenture, dated as of October 13, 2015 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a Twentieth Supplemental Indenture dated as of June 30, 2017 (the “Twentieth Supplemental Indenture”), by and among the Company, the Guarantor and the Trustee, a Twenty-First Supplemental Indenture dated as of June 30, 2017 (the “Twenty-First Supplemental Indenture”), by and among the Company, the Guarantor and the

June 30, 2017

Trustee, and a Twenty-Second Supplemental Indenture dated as of June 30, 2017 (the “Twenty-Second Supplemental Indenture” and, together with the Base Indenture, the Twentieth Supplemental Indenture and the Twenty-First Supplemental Indenture, the “Indenture”), by and among the Company, the Guarantor and the Trustee.

In arriving at the opinion expressed below, we have examined originals or reproductions or certified copies of such records of the Company and the Guarantor, certificates of officers of the Company and the Guarantor and of public officials and such other documents as we have deemed relevant and necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Base Indenture;

(iv)	the Twentieth Supplemental Indenture;

(v)	the Twenty-First Supplemental Indenture;

(vi)	the Twenty-Second Supplemental Indenture;

(vii)	the Notes and the Guarantee;

(viii)	the certificate of formation of the Company and the certificate of incorporation of the Guarantor, each certified by the Secretaries of State of their respective jurisdictions of incorporation;

(ix)	the bylaws of each of the Company and the Guarantor; and

(x)	certificates, dated as of the date hereof, containing representations to this firm as to certain factual matters and executed by certain senior officers of the Company and the Guarantor.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of signatures not witnessed by us. With your consent, we have also assumed that (a) the Base Indenture, the Twentieth Supplemental Indenture, the Twenty-First Supplemental Indenture, the Twenty-Second Supplemental Indenture, the Notes and the Guarantee (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, other than by the Company and the Guarantor, (b) the Documents constitute legally valid and binding obligations of the parties

June 30, 2017

thereto, other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, any governmental authorities.

We are opining herein as to the internal laws of the States of New York and Texas and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the affect thereon, of the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Notes are legal, valid and binding obligations of the Company.

2.	The Guarantee is a legal, valid and binding obligation of the Guarantor.

The opinions set forth above are subject to the qualification that the validity and enforceability of the Company’s obligations under the Base Indenture, the Twentieth Supplemental Indenture, the Twenty-First Supplemental Indenture, the Twenty-Second Supplemental Indenture and the Notes and the Guarantor’s obligations under the Guarantee may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing. We express no opinion regarding any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law or any provision that permits holders to collect any portion of the stated principal amount upon the acceleration of the Notes to the extent determined to constitute unearned interest.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

June 30, 2017

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP